Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Santander Consumer USA Holdings Inc. (the “Company,” “we,” “our” or “us”) has one class of security registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, $0.01 par value per share (“common stock”).

Description of Common Stock

The following description includes summaries of the material terms of our Second Amended and Restated Certificate of Incorporation (“Certificate on Incorporation”) and our Third Amended and Restated Bylaws (“Bylaws”). This summary is not complete and is qualified in its entirety by the provisions of our Certificate of Incorporation and Bylaws.

General

Our Certificate of Incorporation authorizes us to issue 1.1 billion shares of common stock, $0.01 par value per share.

Voting Rights

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.

Dividend Rights

Holders of common stock are entitled to ratably receive dividends if, as and when declared from time to time by our board of directors at its own discretion out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

Liquidation Rights

Upon liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of all liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.

Other Matters

The common stock has no preemptive or conversion rights pursuant to the terms of our Certificate of Incorporation and Bylaws. There is no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Shareholders Agreement

In connection with our initial public offering in January 2014, we entered into a Shareholders Agreement with
Santander Holdings USA, Inc. (“SHUSA”), DDFS, LLC (“DDFS”), Sponsor Auto Finance Holdings Series LP (“Sponsor Auto”) and Thomas Dundon. The Shareholders Agreement, as amended, provides SHUSA with, among other things, certain rights related to director nominations, approvals over certain actions taken by us, and registration rights. DDFS, Sponsor Auto, and Mr. Dundon no longer have rights under the Shareholders Agreement.

Composition of Board of Directors

In accordance with our Certificate of Incorporation and Bylaws, the number of directors comprising our board of directors is fixed in our Bylaws and may only be increased or decreased from time to time by an amendment to our Bylaws. We currently avail ourselves of the “controlled company” exception under NYSE rules, which exempt us from certain requirements, including the requirements that we have a majority of independent directors on our board of directors and that we have compensation and nominating and corporate governance committees composed entirely of independent directors. We are, however, subject to the requirement that we have an audit committee composed entirely of independent members, subject to certain phase-in periods.

The number of directors constituting the board of directors is fixed from time to time by resolution of the board. Our Certificate of Incorporation and Bylaws provide that our board of directors is elected annually at an annual or special meeting of stockholders, with such election decided by plurality vote, each year, except as provided in the Shareholders Agreement. Each director is to hold office until his successor is duly elected and qualified or until his earlier death, resignation or removal. At any meeting of our board of directors, except as otherwise required by law or in connection with certain matters subject to certain approval rights set forth in the Bylaws, a majority of the total number of directors then in office will constitute a quorum for all purposes.

Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law and certain provisions that are included in our Certificate of Incorporation and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. In addition, SHUSA owns a majority of our common stock and, as a result of its ownership and of the provisions in the Shareholders Agreement that may have an anti-takeover effect, is able to exercise significant influence over the Company.

Preferred Stock

Our Certificate of Incorporation contains provisions that permit our board of directors to issue, without any further vote or action by the stockholders (subject to certain approval rights contained in the Shareholders Agreement), shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Vacancies

Vacancies on our board of directors may be filled only by election at an annual meeting or at a special meeting of stockholders called for that purpose (subject to certain designation rights set forth in the Shareholders Agreement). However, for so long as SHUSA and its affiliates beneficially own more than 50% of our voting stock, vacancies on our board of directors may also be filled by a majority of our board of directors (subject to certain designation rights set forth in the Shareholders Agreement).

No Cumulative Voting

Our Certificate of Incorporation provides that stockholders do not have the right to cumulative votes in the election of directors.

Special Meetings of Stockholders

Our Certificate of Incorporation and Bylaws provide that, except as otherwise required by law, special meetings of the stockholders may be called only by any officer at the request of a majority of our board of directors, by the chairman of the board of directors or by our Chief Executive Officer. In addition, for so long as SHUSA, and its affiliates beneficially own more than 50% of our voting stock, special meeting of stockholders may also be called at the request of the holders of 50% of our voting stock. At such time as SHUSA and its affiliates beneficially own less than or equal to 50% of our voting stock, stockholders will no longer be permitted to call a special meeting or to require the board of directors to call a special meeting.

Advance Notice Procedures for Director Nominations

Our Bylaws provide that stockholders (except stockholders with nomination rights under the Shareholders Agreement) seeking to nominate candidates for election as directors at an annual or special meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices before notice of the meeting is issued by the secretary of the Company, with such notice being served not less than 10 nor more than 60 days before the meeting. Although the Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates to be elected at an annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Action by Written Consent

Our Certificate of Incorporation and Bylaws provide that any action to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent. However, for so long as SHUSA and its affiliates beneficially own more than 50% of our voting stock, any action of the stockholders that may be effected at an annual or special meeting of stockholders may also be effected by the written consent of stockholders having at least the minimum number of votes required to take such action at a meeting of stockholders. At such time as SHUSA and its affiliates beneficially own less than or equal to 50% of our voting stock, stockholders will no longer be permitted to act by written consent.

Business Combinations with Interested Stockholders

We currently elected in our Certificate of Incorporation not to be subject to Section 203 of the Delaware General Corporation Law (“DGCL”), which generally prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock, for a period of three years following the date on which the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in accordance with Section 203. Accordingly, we are not subject to the anti-takeover effects of Section 203. However, our Certificate of Incorporation contains provisions that have the same effect as Section 203, except that they provide that each of SHUSA and its successors and affiliates and certain of its direct transferees and Sponsor Auto and its successors and affiliates and certain of its direct transferees will not be deemed to be “interested stockholders,” and accordingly will not be subject to such restrictions, as long as it and its affiliates own at least 10% of our outstanding shares of common stock.

Limitation on Liability and Indemnification of Directors and Officers

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director, except:

•for breach of duty of loyalty;
•for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;
•under Section 174 of the DGCL (unlawful dividends); or
•for transactions from which the director derived an improper personal benefit.

Our Certificate of Incorporation and Bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are expressly authorized to, and do, carry directors’ and officers’ insurance providing coverage for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive directors.

The limitation on liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Renunciation of Certain Corporate Opportunities

Our Certificate of Incorporation provides that none of SHUSA, DDFS, Sponsor Auto or any of their affiliates (other than any member of our board of directors who is also an officer of the Company) will be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that could be pursued by the Company, and may pursue for their own account or recommend to any other person any such investment opportunity.

Listing

Our common stock is listed on the NYSE under the symbol “SC.”

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for the common stock.